UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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MACK-CALI REALTY CORPORATION

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MACK-CALI REALTY CORPORATION

Harborside 3, 210 Hudson Street, Ste. 400

Jersey City, New Jersey 07311

May 31, 2020

Glass, Lewis & Co

255 California Street, Suite 1100

San Francisco, CA 94111

Re: 2020 Annual Meeting Report Feedback Statement

To Whom It May Concern,

In connection with the Glass Lewis 2020 Proxy Paper issued for Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) on May 28th, 2020, we provide the following Report Feedback Statement with respect to your recommendation to vote on the Dissident (gold) proxy card for five Bow Street nominees. We believe the information outlined below provides important supplemental context necessary for the Company’s shareholders to make informed voting decisions at the 2020 Annual Meeting on June 10th, 2020. Importantly, we believe shareholders should give serious consideration to the fact that voting on the gold card is likely to result in ceding control of the Board to a 4.5% shareholder that previously made a bid for the company. We ask that you take the following information into consideration when determining your vote and hope that you vote on the WHITE card in support of Mack-Cali.

The Board of Mack-Cali has listened to shareholders and worked collaboratively to address their concerns and position the Company to maximize shareholder value. The Board has taken steps to make meaningful enhancements to our corporate governance practices, including amending the Company's charter to opt out of certain Maryland Unsolicited Takeover Act ("MUTA") provisions, and securing agreement from the Mack family to rescind its contractual right to nominate three directors to the Board. We have also committed to appointing an independent Board Chairperson after the Board's current Chairman, William L. Mack, retires at the upcoming Annual Meeting. The Board decided that it was appropriate to wait to name a Chairperson until after the Annual Meeting to ensure that the directors shareholders elect at the Annual Meeting select the next Chairperson.

MACK-CALI REALTY CORPORATION

Harborside 3, 210 Hudson Street, Ste. 400

Jersey City, New Jersey 07311

In 2019, shareholders elected four representatives of Bow Street to the Board (the “Bow Street Directors”). The Bow Street Directors were assigned four of five Audit Committee seats given this committee meets the most frequently throughout the year and this position would allow the new directors to get up to speed on the Company’s business operations and financial performance, as well as two out of four seats on the Shareholder Value Committee. Two were offered the opportunity to serve as Audit Committee Chair – both declined – and two were invited to join the Special Committee – one declined. With these important and influential committee roles, the Board was confident that the Bow Street Directors were well positioned to share their perspectives. It was affirming to see the Bow Street Directors vote unanimously with the Board on every matter over the course of the year – compelling proof that the Board was making the right choices on behalf of shareholders. As a result, it was surprising and disappointing when the Bow Street Directors, after accepting the invitation to be on the Company’s slate, decided to join the Bow Street campaign, which is based on an agenda that is counter to the actions of the Bow Street Directors over the last year. As a result of the profound gap between the Bow Street campaign and the Board’s view of Mack-Cali’s future, notably who would lead the Company as CEO, it was not reasonable nor good governance for the Bow Street Directors to serve on both the Bow Street slate and the Mack-Cali slate.

Fortunately, we were already undertaking a process to identify nominees with the right skillset to oversee the Company at this critical point in our transformation. This process began on January 24th, 2020 when the Nominating and Corporate Governance Committee of the Mack-Cali Board (the "NCG Committee") formed a sub-committee to oversee the work of a professional search firm, to assist the NCG Committee in identifying qualified, independent director candidates to replace the Company's retiring Chairman of the Board, William L. Mack, as well as two additional current directors who intended to retire in 2021. Our intention was to engage a search firm to identify candidates for these specific three seats and these three seats only as evident by the fact that, four days later, on January 28, 2020, each Board member, other than Mr. Mack and inclusive of the Bow Street directors were invited to stand for reelection at the 2020 Annual Meeting. We were pleased that each of the directors accepted this invitation. On March 12th, approximately six weeks after all directors accepted our invitation to join the Mack-Cali slate of nominees, Bow Street submitted its formal nomination notice, and we became aware that the four Bow Street Directors had held secret discussions with Bow Street to join their slate and become a part of its campaign. Since we already had a comprehensive search process in place and a talented group of 23 nominees, we were able to identify five fully-independent individuals to serve as nominees.

We are proud that our 2020 director slate includes eleven highly qualified nominees with skills and experience that will enable them to be effective shareholder representatives. Our slate includes five new highly regarded independent nominees: Jamie Behar, Michael Berman, Howard Roth, Gail Steinel, and Lee Wielansky, all of whom were identified by the NCG Committee, which is composed solely of independent directors. The new director nominees are seasoned public company directors and bring extensive finance, real estate, mergers and acquisitions, and corporate governance experience to the Mack-Cali Board. Each nominee brings insights that are well aligned with the Company's strategy of selling its suburban office assets and pursuing strategic alternatives. In selecting the new nominees, the NCG Committee prioritized independence from management, current directors and the Mack Family.

MACK-CALI REALTY CORPORATION

Harborside 3, 210 Hudson Street, Ste. 400

Jersey City, New Jersey 07311

Our director nominees reflect the Board’s commitment to continued self-refreshment to ensure that the qualifications, experience and perspectives of the directors are closely aligned with the Company’s strategy and best position the Board to continue to maximize shareholder value and advance shareholders best interests. Five of our nominees are experienced institutional investors who bring a shareholder perspective and four of our nominees will have CEO or CFO experience, with three at real estate companies. We are proud that Mack-Cali’s 2020 director slate comprises eleven highly qualified individuals, ten of whom are independent, nine of whom will have tenures on the Board of four years or less, and six of whom are diverse by gender or ethnicity. Our nominees' capabilities and experience ensure a smooth succession process for our two longer-serving directors, who plan to retire next year if reelected by shareholders.

We also believe that, if elected, our nominees will be well-positioned to oversee the final step in Mack-Cali’s strategic transformation focused on maximizing value for all shareholders. When our CEO Michael DeMarco joined Mack-Cali in 2015, he initiated a multi-year plan to transform the portfolio from suburban office to multifamily and Class-A office in a focused geographic footprint in order to capitalize on higher growth assets. Over the past five years, the Mack-Cali Board and management team have been successfully executing this strategy to create a simplified, more easily understood company with better growth prospects, pivoting away from suburban office assets and recycling capital into higher growth markets and more desirable residential assets. Mr. DeMarco’s strong relationships with tenants, business partners and local officials in New Jersey are critical to ensuring Mack-Cali can execute this final stretch of its transformation strategy as quickly and cost-effectively as possible. Leaving the Company without an experienced CEO in the midst of the COVID-19 pandemic, as Bow Street proposes, would delay and disrupt vital processes in this portfolio transformation, burdening shareholders with added costs. This transformation takes time – we have been transparent about the timeframe needed to complete the transformation of Mack-Cali and are pleased to say that we now have the finish line in our sights.

While the Board has fully supported the execution of the transformation strategy, it is open to all strategic alternatives for maximizing shareholder value, including a sale of the entire Company or its assets. Following the 2019 annual meeting, consistent with public commitments, Mack-Cali formed the Shareholder Value Committee. The responsibility of this Committee was to review the Company's strategy and make a recommendation to the full Board regarding the Company’s strategic direction and all available opportunities to maximize value through a transaction or otherwise. Two of the four seats on the Shareholder Value Committee were held by Bow Street Directors. In December 2019, the full Board approved the recommendations of the Shareholder Value Committee, including (i) to pursue a sale of the Company’s entire suburban office portfolio and a possible sale of the Company itself, and (ii) to form the Special Committee to directly oversee management’s efforts to implement these initiatives. The execution of this strategy will not only enable Mack-Cali to deliver enhanced value on a standalone basis, it will best position the Company to undertake a strategic alternatives process with the goal of identifying the highest and best value for shareholders.

MACK-CALI REALTY CORPORATION

Harborside 3, 210 Hudson Street, Ste. 400

Jersey City, New Jersey 07311

For further information, we recommend visiting our website (at https://votewhiteformack-cali.com) which contains an investor presentation, letters to shareholders and exhibits providing additional context. Thank you for your consideration of this Report Feedback Statement.

Sincerely,

Alan S. Bernikow On Behalf of The Annual Meeting Committee of the Mack-Cali Board of Directors

Alan S. Bernikow, Michael J. DeMarco, Lisa Myers, Laura Pomerantz, Rebecca Robertson, Dr. Irvin D. Reid and the Company's retiring Chairman, William L. Mack